Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ANNOUNCES
SALE OF F&M BANK – IOWA TO GREAT WESTERN BANK
FLINT, MICHIGAN, February 1, 2010 -— Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today that it has entered into a definitive agreement with Great Western Bank of Sioux Falls, South Dakota to sell the stock of its wholly-owned subsidiary, F&M Bank – Iowa, for approximately $50 million in cash. F&M Bank – Iowa operates 10 branches in the greater Des Moines, Iowa area.
The transaction includes approximately $125 million in loans and $410 million in deposits. The transaction, which is subject to regulatory approvals and other customary closing conditions, is expected to close in the second quarter of 2010.
“The sale of F&M Bank – Iowa will further enhance our already strong liquidity and capital positions,” said Cathleen H. Nash, president and chief executive officer. “Great Western Bank has a strong community banking philosophy and we are confident it will continue to provide the same high quality service that our clients have appreciated from F&M Bank — Iowa. I appreciate the contributions our fine F&M Bankers have made to Citizens and know they will be valued assets to Great Western Bank as well.”
About Citizens Republic Bancorp

Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 229 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 47th largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement

Discussions and statements in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” including without limitation future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors and other risks and uncertainties that could cause the actual results to differ are detailed from time to time in Citizens’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
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